Exhibit 99.1

Contact:
Marshall Loeb, President and CEO
Brent Wood, CFO
EastGroup Properties	Staci Tyler, CAO
(601) 354-3555
Announces New Director and Governance Actions

JACKSON, MISSISSIPPI, July 8, 2020 -- EastGroup Properties (NYSE:EGP) today announced three significant actions relating to its corporate governance, including refreshment of its board of directors and committee chairs, and changes to its independent director compensation policy.

Addition of Katherine M. Sandstrom to Board of Directors
Katherine M. Sandstrom has been appointed to the EastGroup Properties board of directors effective July 6, 2020, and will serve on its audit committee. Ms. Sandstrom’s appointment expands the Company’s board to ten directors, seven of whom are independent.

Ms. Sandstrom, age 51, has served as independent director for Healthpeak Properties since 2018. She previously served in several roles at Heitman LLC, most notably as senior managing director and as global head of Heitman LLC’s Public Real Estate Securities business. After joining Heitman in 1996, she held several senior leadership positions across multiple facets of the institutional real estate investment industry. Additionally, Ms. Sandstrom served on the firm’s global management committee, the board of managers and the allocation committee. Ms. Sandstrom is a certified public accountant, and EastGroup Properties’ board of directors has designated Ms. Sandstrom as an audit committee financial expert under the U.S. Securities and Exchange Commission (the “SEC”) rules and regulations and has determined that she has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

EastGroup Properties Chairman of the Board David H. Hoster, II commented, “We are very excited to add Kathy to our board. She is a seasoned executive with an extensive background working for a leading, global real estate management firm. Kathy brings deep industry experience and financial expertise to EastGroup’s board, its executive team and our shareholders. The board has a strong commitment to refreshment and governance, and we are very pleased to add an independent director with the caliber of Kathy.”

“I’ve known of EastGroup Properties and admired the organization for many years, and so am absolutely thrilled to be joining the board,” said Ms. Sandstrom. “I look forward to working with my board colleagues as well as with EastGroup’s executive team, as together we endeavor to achieve sustainable success and shareholder value.”

Updates to Board and Committee Compensation Structure and Committee Chair Appointments
As part of a commitment to continuous review and improvement of governance practices, the EastGroup Properties board of directors has adopted and implemented two additional changes.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

First, earlier this year, the compensation committee voted to recommend to the board of directors a new director compensation structure. The full board approved this new structure at a recent meeting, and the changes became effective on May 21, 2020, in conjunction with EastGroup Properties’ annual shareholder meeting.

Previously, all directors received a cash retainer, equity retainer, and meeting fees for service on the board. Directors serving on committees also received meeting fees for each committee meeting. Under the new structure, directors receive only a cash retainer and equity retainer, and committee members receive only a cash retainer for their service on a committee.

Second, in May 2020, the board appointed new chairs to its standing committees. The new committee chairs, which were also announced through a Form 8-K filed with the SEC on May 27, 2020, are: Ms. Mary E. McCormick, audit committee; Mr. H. Eric Bolton, Jr, compensation committee; and Mr. D. Pike Aloian, nominating and corporate governance committee.

“As a board, we commit to continuous review of our governance framework to ensure that we keep current with well-accepted governance practices,” said Mr. Hoster. “We recognized that changes to our compensation structure, as well as rotation of committee chairs, needed to occur to maintain best practices. I continue to be very proud of the entire board’s commitment to ensuring that we do what is right for the company and our shareholders in the long-term.”

Marshall A. Loeb, EastGroup Properties’ President and Chief Executive Officer commented, “I welcome Kathy as a director and know she will bring great energy and diversity of thought to an already-experienced board. As a board member, I, too, am proud of our ability to identify and adopt necessary changes in governance practices. This reflects our commitment to continuous improvement and recognizes valuable shareholder feedback, all with a goal of continually building long-term value for our stakeholders.”

About EastGroup Properties
EastGroup Properties, Inc., an S&P Mid-Cap 400 company, is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina. The company's goal is to maximize shareholder value by being a leading provider in its markets of functional, flexible and quality business distribution space for location sensitive customers (primarily in the 15,000 to 70,000 square foot range). The company's strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets. EastGroup Properties' portfolio, including development projects and value-add acquisitions in lease-up and under construction, currently includes approximately 46 million square feet. EastGroup Properties, Inc. press releases are available at www.eastgroup.net.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net